Exhibit 99.1

CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

CanArgo Signs $15 Million Loan Note

April 26, 2005 – New York, USA — CanArgo Energy Corporation (OSE: CNR, Amex: CNR) (“CanArgo”) announced today that it has signed a $15 million Promissory Note (“the Note”) with Cornell Capital Partners, LP (“Cornell”).

The Note carries a coupon of 7.5% per annum and CanArgo has the right to redeem the Note at its face value (plus all applicable interest due) at any time over the life of the Note. The Note has been put in place to give additional flexibility in CanArgo’s development and appraisal program in Georgia.

This flexibility is required primarily due to two factors. Firstly the delay in the horizontal development program caused by problems with the Under-Balanced Coiled Tubing Drilling (“UBCTD”) equipment currently being carried out by the service company Weatherford International (“Weatherford”) which has resulted in a delay in cash flow and which has in turn meant a shortfall in funds that were designated to supplement the capital investment program for 2005. Originally the first new horizontal well (N22H) was expected to come on production in December 2004, but was only completed in March 2005 with a horizontal section only some 23% of that intended, and with the second well (N100H2) not yet completed. According to the original plan, six horizontal wells should have been completed by now, with anticipated production of some 4,500 barrels of oil per day. Secondly, the replacement of Great Wall Drilling Company with Saipem S.p.A. for the drilling of the Manavi M12 and M13 appraisal wells, and the additional work on the M11Z sidetrack has increased cost requirements for the Manavi appraisal program.

On current operations, CanArgo reported: Problems persist with the Weatherford UBCTD operation which has been working on the Ninotsminda N100H2 well. Having successfully commenced drilling the build-up section of the well, and having penetrated what appears to be a significant fracture in the reservoir, Weatherford encountered repeated problems with the bottom-hole assembly (“BHA”) which ultimately resulted in the BHA detaching and being left in the hole. Subsequent fishing operations with coiled tubing have proved unsuccessful to date, these having being hampered by continuing failures of the Injector Head (which moves the coil in and out of the well), even though this had been completely refurbished after the problems on the N22H well. The recovery of the BHA by Weatherford using coiled tubing was not successful, and as such Weatherford have now suspended operations on the N100H2 well to allow CanArgo to re-enter the well using CanArgo’s conventional drilling rig to retrieve the fish. If this is not possible CanArgo will prepare the well for a further horizontal kick-off point just above the current hole. Meanwhile it is planned that Weatherford will move their equipment to the Ninotsminda N49 well and begin drilling operations on the N49H under-balanced horizontal well. CanArgo is in discussions with Weatherford regarding these repeated equipment failures and problems, and on future actions by Weatherford to bring the program back on track.

On Manavi, approximately half of the Saipem equipment has now arrived in Georgia, with the remainder expected within the next two weeks. Following completion of the rig assembly, drilling operations on the M11Z well are expected to commence towards the end of May.

Chief Financial Officer Vincent McDonnell said of the new funding, “These additional funds fill a potential shortfall in the planned drilling programs, created by the delay in cash flow and by the increased costs on Manavi. We are extremely frustrated by the continuing delays in our UBCTD program and we are working closely with Weatherford in order to allow them to hopefully resolve their equipment problems. Our experience to date appears to show the potential for under-balanced drilling in this reservoir, and the technical applicability of this technique, but the continuing failures of the Weatherford equipment are delaying our program significantly. We are obviously looking at all options to get the program back on track and we still believe that we will achieve our production targets. This funding allows us more flexibility in our planned Georgian development and appraisal drilling programs.”

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area.

The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:

CANARGO ENERGY CORPORATION
Julian Hammond, Investor Relations Manager
Tel:  +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com

NORWAY
Regina Jarstein
Gambit H&K AS

Tel: +47 22048206

USA
Michael Wachs
CEOcast.com
Tel: +1 212 732 4300